EXHIBIT 4.33

Exhibit 4.33

INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated March 1, 2011) (the “K-Plan”), is hereby further amended, as follows:

1.
Effective January 1, 2016, by replacing Section D-1-2 Eligibility to Share in the Profit Sharing Feature of Supplement D-1, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates, in its entirety, with the following:

Eligibility to Share in the Profit Sharing Feature. Participation in the Profit Sharing Feature(s) for any Plan Year is limited to employees of the Supplement D-1 Company who satisfy the Plan’s definition of Eligible Employee (unless otherwise noted below). The current and original effective dates for each Participating Affiliate’s respective Profit Sharing Feature are listed below.

Participating Affiliate	Current Effective Date (Original Effective Date)[2]
Ames Sand & Gravel, Inc.	January 1, 2016 (July 16, 2007)
Anchorage Sand & Gravel Company, Inc. (excluding President)	January 1, 1999
Baldwin Contracting Company, Inc.	January 1, 1999
Capital Electric Line Builders, Inc.[1]	January 1, 2014
Cascade Natural Gas Corporation	January 1, 2011 (July 2, 2007)
Concrete, Inc.	January 1, 2001
Connolly-Pacific Co.	January 1, 2007
DSS Company	January 1, 2004 (July 8, 1999)
E.S.I., Inc.	January 1, 2008 (January 1, 2003)

Participating Affiliate	Current Effective Date (Original Effective Date)[2]
Fairbanks Materials, Inc.	May 1, 2008
Granite City Ready Mix, Inc.	June 1, 2002
Great Plains Natural Gas Co.	January 1, 2008
Hawaiian Cement (non-union employees hired after December 31, 2005)	January 1, 2009
Intermountain Gas Company	January 1, 2011
JTL Group, Inc.5/6	January 1, 2015 (January 1, 2014)
Jebro Incorporated	November 1, 2005
Kent’s Oil Service[4]	January 1, 2007
Knife River – North Dakota Division, a Division of Knife River Corporation – North Central	January 1, 2016 (January 1, 2007)
Knife River Corporation – North Central	January 1, 2016 (January 1, 2007)
Knife River Corporation – Northwest (the Central Oregon Division, f/k/a HTS)	January 1, 2010 (January 1, 1999)
Knife River Corporation – Northwest (the Idaho Division)	January 1, 2015
Knife River Corporation – Northwest (the Southern Oregon Division)	January 1, 2012
Knife River Corporation – Northwest (the Western Oregon Division)	January 1, 2012
Knife River Corporation - South (f/k/a Young Contractors, Inc.)	January 1, 2008 (January 1, 2007)
Knife River Midwest, LLC	January 1, 2016 (April 1, 2004)

Participating Affiliate	Current Effective Date (Original Effective Date)[2]
LTM, Incorporated	January 1, 2003
Montana-Dakota Utilities Co. (including union employees)	January 1, 2008
Northstar Materials, Inc.	January 1, 2016 (January 1, 2003)
On Electric Group, Inc.[3]	March 7, 2011
Wagner Industrial Electric, Inc.	January 1, 2008
Wagner Smith Equipment Co.	January 1, 2008 (July 1, 2000)
WBI Energy, Inc.1/3	May 1, 2012
WBI Energy Midstream, LLC1/3	July 1, 2012 (January 1, 2001)
WBI Energy Transmission, Inc.1/3	July 1, 2012 (January 1, 2009)
WHC, Ltd.	September 1, 2001

1/Eligible employees participating in a management incentive compensation plan or an executive incentive compensation plan are not eligible for a Profit Sharing Contribution. Employees of the WBI Energy Corrosion Services division of WBI Energy Midstream, LLC are excluded from this feature.
2/In the event a Participating Affiliate adopts a Profit Sharing Feature on a date other than January 1, effective as of the date of participation in the Plan, the amount of any such contribution allocated to a Supplement D‑1 Participant shall be based upon Compensation, received while in the employ of the Participating Affiliate after the date of acquisition by the Company or any Affiliate.
3/Requirement to be an Active Employee on the last day of the Plan Year does not apply.
4/The following participant of Kent’s Oil Service is granted vesting service for prior years of service with Spirit Road Oils: Jose Padilla.
5/Eligible JTL Casper hourly employees (both union and nonunion), including those employees who participate in the Operating Engineers Local No. 800 & The Wyoming Contractors’ Association, Inc. Pension Trust Fund for Wyoming (JTL MEP employees.)
6/Eligible salaried employees of JTL hired after December 31, 2014 or any other JTL employee who transfers to a salaried position after December 31, 2014.

In order to share in the allocation of any profit sharing contribution made by a Supplement D-1 Company pursuant to Paragraph 3 below for a given Plan Year, Participants employed by a Supplement D-1 Company must be credited with 1,000

Hours of Service (prorated for the Plan Year in which the Profit Sharing Feature becomes effective) in that Plan Year, be an Active Employee of the Supplement D-1 Company on the last day of the Plan Year, and must not be covered by a collectively bargained unit to which the Profit Sharing has not been extended.

However, an Eligible Employee of a Knife River Corporation Participating Affiliate who transfers during the Plan Year and remains employed by a Knife River Corporation Participating Affiliate on the last day of the Plan Year will be eligible to receive a prorated profit sharing contribution from each Knife River Corporation Participating Affiliate.

Moreover, effective January 1, 2009, an Eligible Employee of Montana-Dakota Utilities Co., Great Plains Natural Gas Co., Intermountain Gas Company, or Cascade Natural Gas Company (collectively the “Utility Group Participating Affiliate”) who transfers during the Plan Year and remains employed by a Utility Group Participating Affiliate on the last day of the Plan Year will be eligible to receive a prorated profit sharing contribution from each Utility Group Participating Affiliate noted above which meets its independent profitability targets.

Effective January 1, 2014, it was resolved that Profit Sharing contributions for Eligible Employees of the Utility Group Participating Affiliates would be based upon the Utility Group Participating Affiliates combined profitability targets, and therefore, if the Utility Group Participating Affiliates together attained the required profitability, Eligible Employees of the Utility Group Participating Affiliates would receive a contribution as long as they remained employed by a Utility Group Participating Affiliate on the last day of the Plan Year.

For purposes of this Supplement, an “Active Employee” means an employee who is still on the payroll, has been temporarily laid off, or who terminated employment due to Disability, death, or after attaining age 60 during such Plan Year, but does not mean an employee whose employment has been terminated effective on or before December 31 of that Plan Year. In addition, for purposes of applying the requirement of completing 1,000 Hours of Service for the Plan Year, such requirement shall not apply to employees terminating after attaining age 60 provided they are not terminated for cause.

Participants who meet the preceding requirements are referred to herein as “Supplement D-1 Participant.”

Explanation: This amendment recognizes that effective January 1, 2016, Ames Sand & Gravel, Inc., Knife River – North Dakota Division, Knife River Corporation – North Central, Knife River Midwest, LLC and NorthStar Materials, Inc. are removing the deferral requirement for profit sharing contributions. This amendment also recognizes the March 13, 2014 resolution combining Utility Group Participating Affiliate profitability targets and removing the requirement to prorate profit sharing contributions from each Utility Group Participating Affiliate based on its independent profitability targets, effective January 1, 2014.

2.	Effective January 1, 2016, by replacing Supplement D-3, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates, in its entirety, with the word RESERVED.

Explanation: This supplement is removed as a result of standardizing profit sharing benefits of Ames Sand & Gravel, Inc., Knife River – North Dakota Division, Knife River Corporation – North Central, Knife River Midwest, LLC and NorthStar Materials, Inc., effective January 1, 2016. This amendment also recognizes the resolution dated December 19, 2012 removing Knife River Midwest, LLC (Central Iowa Division) as a Participating Affiliate.

3.	Effective June 9, 2016, by replacing the following entry for Ames Sand & Gravel, Inc. on Schedule B to the K-Plan, in its entirety, with the following:

Ames Sand & Gravel, Inc. shall make supplemental contributions on behalf of its Davis-Bacon Employees in such amounts as may be necessary to satisfy the Prevailing Wage Law’s required fringe cost to the extent that the sum of the employer Matching and Profit Sharing Contributions, if any, for a period are insufficient to satisfy the Prevailing Wage Law’s required fringe cost pursuant to Supplement G. Effective June 9, 2016, Ames Sand & Gravel, Inc. does not have Davis-Bacon employees.

Effective as of May 1, 2010, and amended as of June 9, 2016.

Explanation: This amendment clarifies that effective June 9, 2016; Ames Sand & Gravel, Inc. does not have employees qualified as Davis-Bacon employees.

4.
Effective November 19, 2012, by replacing the following entry for Knife River Midwest, LLC, Central Iowa Division (f/k/a Becker Gravel, Inc.) on Schedule B to the K-Plan, in its entirety, with the following:

Knife River Midwest, LLC Central Iowa Division (f/k/a Becker Gravel, Inc.), shall make supplemental contributions on behalf of its Davis‑Bacon Employees in such amounts as may be necessary to satisfy the required Prevailing Wage Law fringe cost to the extent that the sum of the employer Matching and Profit Sharing Contributions, if any, for a period are insufficient to satisfy the required Prevailing Wage Law fringe cost pursuant to Supplement G. Effective November 19, 2012, Knife River Midwest, LLC sold the assets of Knife River Midwest, LLC Central Iowa Division.

Effective as of January 1, 2012, and amended as of November 19, 2012.

Explanation: This amendment clarifies that provisions for Knife River Midwest, LLC Central Iowa Division Davis-Bacon employees ended as of November 19, 2012, as the result of the sale of assets of this division.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the K-Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee on this 9th day of June, 2016.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman